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                                                                   EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            UNIVERSITY BANCORP, INC.


                  The undersigned, being the President and Secretary of University Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

                  1. The name of the Corporation is University Bancorp, Inc.

                  2. The date of filing of the original Certificate of Incorporation of the Corporation is December 19, 1986.

                  3. The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FOURTH thereof to read in its entirety as follows:

                  FOURTH. The Corporation shall be authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock"; the total number of shares which the Corporation shall have the authority to issue is Five Million Five Hundred Thousand (5,500,000); the total number of shares of Common Stock shall be Five Million (5,000,000) and each such share shall have a par value of $0.01; and the total number of shares of Preferred Stock shall be Five Hundred Thousand (500,000) and each such share shall have a par value of $0.001. Any shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors of the Corporation. Before any shares of Preferred Stock of any particular series will be issued, a certificate will be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions, and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors will fix and determine, in the manner

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                  provided by law, the particulars of the shares of such series, including, but not limited to, the number of shares of such series, the dividends payable on shares of such series, whether shares of such series shall have voting rights, whether shares of such series shall have conversion privileges, whether or not the shares of such series shall be redeemable, whether such series shall have a sinking fund for the redemption or purchase of shares of that series, the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and any other relative rights, preferences and limitations of such series.

                  4. The amendment of the Certificate of Incorporation of the Corporation herein certified has been approved and adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

                  5. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.



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         IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 10th day of June, 1998.


                                          Stephen Lange Ranzini
                                          --------------------------------
                                          Stephen Lange Ranzini, President





ATTEST:


Joseph Lange Ranzini
----------------------------
Joseph L. Ranzini, Secretary